UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 27, 2010

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HEARTLAND EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15087	93-0926999
(State of other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                                      52317
(Address of Principal Executive Offices)                                                         (Zip Code)

(319) 626-3600
Registrant’s Telephone Number (including area code):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On January 27, 2010, Heartland Express, Inc. announced its financial results for the quarter ended December 31, 2009.  The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits

                   (d)     Exhibits

EXHIBIT
NUMBER	EXHIBIT DESCRIPTION

99.1	Heartland Express, Inc. press release dated January 27, 2010 with respect to the Company’s financial results for the quarter ended
December 31, 2009.

The information contained in this report (including Items 2.02 and 9.01) and the exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act:”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The information in this report and the exhibit hereto may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Such statements are made based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual results or events may differ from those anticipated by forward-looking statements.  Please refer to the paragraph following the financial and operating information in the attached press release4 and various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risk, uncertainties, and other factors that may affect future results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

HEARTLAND EXPRESS, INC.

Date: January 28, 2010	BY:/s/John P. Cosaert
John P. Cosaert
Vice-President
Finance and Treasurer

EXHIBIT INDEX

EXHIBIT
NUMBER	EXHIBIT DESCRIPTION

99.1	Heartland Express, Inc. press release dated January 27, 2010 with respect to the Company’s financial results for the quarter ended
December 31, 2009.

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2009.

NORTH LIBERTY, IOWA – January 27, 2010 – Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2009.  Earnings per share decreased 40.0% to $0.12 compared to $0.20 for the fourth quarter of 2008.  Net income decreased 44.8% to $10.7 million from $19.4 million in the 2008 period.  Operating revenues for the quarter decreased 19.6% to $114.2 million from $142.0 million in the fourth quarter of 2008.  Operating revenues for the fourth quarter continued to be impacted by lower freight demand due to overall economic conditions and the related pressure on freight rates. In addition, operating revenues decreased because of an $8.7 million reduction in fuel surcharge revenues.  Operating income was negatively affected by $0.04 per share due to decreased gains on disposal of property and equipment and increased depreciation expense attributable to the purchase of new tractors during the quarter.

For the year ended December 31, 2009, operating revenues decreased 26.5% to $459.5 from $625.6 million during the same period in 2008. Net income decreased 18.6% to $56.9 million for the period ended December 31, 2009 from $70.0 million in the 2008 period.  Earnings per share were $0.62 in 2009 compared to $0.73 in 2008 period.  Operating revenues for 2009 were negatively affected by a decrease in fuel surcharge revenues of $77.5 million due to lower average fuel prices in 2009 compared to 2008. Operating income was negatively affected by $0.02 per share due to increased gains on disposal of property and equipment offset by increased depreciation expense attributable to the purchase of new tractors during the year.

Freight demand in the fourth quarter continued to be soft.  Based on the current economic environment, we believe freight volumes have stabilized but are unable at this time to project when we would expect freight volumes to improve.

For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 86.2% and a 9.4% net margin (net income as a percentage of operating revenues) compared to 79.8% and 13.6% for the same period of 2008.  The Company reported an operating ratio of 82.8% and a 12.4% net margin for the year ended December 31, 2009 compared to 84.3% and 11.2% for the same period of 2008. The fourth quarter and 2009 operating ratios were favorably impacted by gains on disposals of property and equipment.

The Company ended the fourth quarter with cash, cash equivalents, short-term and long-term investments of $200.4 million, a $27.6 million decrease from the $228.0 million reported on December 31, 2008.  The reduction is primarily attributable to the use of $45.4 million in early 2009 for repurchases of our stock and $79.1 million for capital expenditures, primarily new tractors. Since the first auction failures of our auction rate securities in February 2008 the Company has received $47.8 million in calls, at par, including $27.0 million received in 2009 and $2.3 million received in January 2010. The Company ended the year with $153.0 million, at par, in illiquid auction rate securities. The Company continues to be involved in efforts to bring liquidity to our auction rate securities portfolio.  The Company’s balance sheet continues to be debt-free.

The Company took delivery of 449 new tractors in the fourth quarter of 2009 for a total of 1,600 new International Pro Star tractors during the year.  This completed our 2009 fleet upgrade. These tractors continue to achieve positive results through advanced aerodynamics, speed management, and idle controls. The average age of our tractor fleet now stands at 1.4 years.  Our depreciation expense for the three and twelve months ended December 31, 2009 increased by $4.8 million and $12.6 million, respectively, primarily as a result of adding new tractors and disposing of older units and an approximate 18% increase in the cost of new tractors primarily associated with new engine emission requirements.

The Company continues to pay a regular quarterly cash dividend.  The most recent dividend of approximately $1.8 million at the rate of $0.02 per share was paid on December 22, 2009 to shareholders of record at the close of business on December 11, 2009.  The Company has now paid cash dividends of $239.5 million over the past twenty-six consecutive quarters.

The Company’s financial strength and operating results in light of the economic conditions throughout 2009 is a testimony to the Company’s core values and determination to be a leader within our industry.  In addition to being named to the Forbes magazine’s Top 200 Best Small Companies for the eighteenth time and for the eighth straight year and being awarded Logistics Management Magazine Quest for Quality Award for the seventh straight year, the Company was recognized by its customers with eighteen different service awards during the year.  These awards exemplify the quality of service we have provided and will continue to provide to our customers in the future.

The past year presented the Company, as well as our industry and nation, with many challenges which will continue into 2010.  The Company has taken these many challenges as opportunities to improve efficiencies and cost controls, and the Company moves forward into 2010 well positioned to take advantage as the economy improves with a fleet of new tractors, a continued focus on customer service, and a renewed focus on cost management.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations.  Such statements are based on management’s belief or interpretation of information currently available.  These statements and assumptions involve certain risks and uncertainties.  Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

OPERATING REVENUE	$ 114,196	$ 142,023	$ 459,539	$ 625,600

OPERATING EXPENSES:

Salaries, wages, and benefits	$ 39,964	$ 49,346	$ 168,716	$ 197,992

Rent and purchased transportation	2,628	3,728	11,138	18,703

Fuel	28,148	35,322	104,246	204,708

Operations and maintenance	2,941	3,208	14,913	15,575

Operating taxes and licenses	2,611	2,409	9,286	9,317

Insurance and claims	4,832	7,070	16,629	24,307

Communications and utilities	872	901	3,655	3,693

Depreciation	18,288	13,529	58,730	46,109

Other operating expenses	3,638	3,880	12,970	16,807

Gain on disposal of property and equipment	(5,531)	(6,026)	(19,708)	(9,558)

	98,391	113,367	380,575	527,653

Operating income	15,805	28,656	78,964	97,947

Interest income	416	2,090	2,338	9,132

Income before income taxes	16,221	30,746	81,302	107,079

Federal and state income taxes	5,535	11,395	24,353	37,111

Net income	$ 10,686	$ 19,351	$ 56,949	$ 69,968

Earnings per share	$ 0.12	$ 0.20	$ 0.62	$ 0.73

Weighted average shares outstanding	90,689	95,076	91,131	95,900

Dividends declared per share	$ 0.02	$ 0.02	$ 0.08	$ 0.08

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,	December 31,
ASSETS	2009	2008

CURRENT ASSETS
Cash and cash equivalents	$ 52,351	$ 56,651
Short-term investments	7,126	241
Trade receivables, net	37,361	36,803
Prepaid tires	6,579	6,449
Other current assets	1,923	2,834
Income tax receivable	4,658	-
Deferred income taxes	14,516	11,606
Total current assets	124,514	114,584

PROPERTY AND EQUIPMENT	413,564	389,561
Less accumulated depreciation	138,394	151,881
	275,170	237,680
LONG-TERM INVESTMENTS	140,884	171,122
OTHER ASSETS	10,595	10,284
	$ 551,163	$ 533,670

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 6,953	$ 10,338
Compensation and benefits	13,770	15,862
Income taxes payable	-	452
Insurance accruals	19,236	10,369
Other accruals	7,095	7,498
Total current liabilities	47,054	44,519

LONG-TERM LIABILITIES
Income taxes payable	31,323	35,264
Deferred income taxes	51,218	33,671
Insurance accruals net of current portion	53,898	60,177
	136,439	129,112
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; authorized
5,000 shares, none issued	-	-
Capital stock: common, $0.01 par value;
authorized 395,000 shares; issued and
outstanding 90,689 in 2009, 94,229 in 2008	907	942
Additional paid-in capital	439	439
Retained earnings	371,650	367,281
Accumulated other comprehensive loss	(5,326)	(8,623)
	367,670	360,039
	$ 551,163	$ 533,670